Exhibit 99.1

CombiMatrix Corporation Reports Third Quarter 2015

Financial and Operating Results

Growth in Revenue and Test Volumes Driven by Miscarriage Analysis and

Pre-implantation Genetic Screening; Reports Narrowed Net Loss and Strong Cash Collections

Conference Call Begins Today at 4:30 p.m. Eastern Time

IRVINE, Calif. (November 4, 2015) — CombiMatrix Corporation (NASDAQ: CBMX), a molecular diagnostics company specializing in DNA-based testing services for prenatal, miscarriage analysis and postnatal developmental disorders and pre-implantation genetic screening (PGS) services, today reported financial results for the three and nine months ended September 30, 2015, and provided a business update.

“We continue to perform and execute on key metrics in terms of driving testing volumes, adding new customers, securing reimbursement contracts, collecting cash, and entering and developing key markets. We delivered 23% revenue growth for the quarter as the business momentum established during the first half of the year continued,” said Mark McDonough, CombiMatrix President and CEO.  “Test volumes for our reproductive health services increased 37% and were driven by strong uptake in our PGS tests for women undergoing in vitro fertilization, which is a private-pay diagnostic service we launched in late 2014.  Cash collections remained strong at 95% of revenue, and the number of billable customers increased to 234 for the quarter, up 34% from a year ago.”

Among the Company’s recent highlights, in August CombiMatrix announced that its CombiSNP™ Array for Prenatal Diagnosis was approved by the New York Department of Health (NYDOH), thereby opening a significant market opportunity.  The Company secured five new contracts with major insurance carriers, adding more than 14 million covered lives and bringing the total number of covered lives under contract to approximately 170 million.  Additionally, results of a CombiMatrix-sponsored study supporting the use of follow-up diagnostic testing to confirm non-invasive prenatal testing for both chromosomal aneuploidies and microdeletions were presented at a leading scientific conference.

“Our outlook is for continued revenue and volume growth driven by effective implementation of our commercial strategy. We are seeing particularly strong growth in reproductive health, notably in miscarriage analysis and pre-implantation genetic screening, and believe we are well positioned to benefit from continued opportunities as we focus on these services,” added Mr. McDonough. “In addition, in the third quarter we completed training of the 10 sales representatives who were hired during the second quarter of this year and we expect increased productivity from the expanded salesforce in the coming months.  We are also seeing accretive revenue contribution from the three new products that we launched over the past year, which is exciting and encouraging.”

Third Quarter Financial and Operational Highlights (all comparisons are with the third quarter of 2014)

•                  Total revenues of $2.5 million, up 23%

•                  Reproductive health revenues of $1.7 million, up 27%

•                  Reproductive health test volume of 1,265, up 37%

•                  Pediatric microarray diagnostic test revenue and volume growth of 11% and 7%, respectively

•                  Number of billable customers up 34% to 234

•                  Cash collections of $2.4 million, up 17%

•                  Added 14 million lives covered from five new commercial payor contracts

•                  Completed training of recent additions to sales team

	Volumes				Revenues (in 000’s)
	Q3 ‘15	Q3 ‘14	# Δ	% Δ	Q3 ‘15	Q3 ‘14	$ Δ	% Δ
Prenatal	272	265	7	2.6%	$368	$369	$(1)	-0.3%
Miscarriage analysis	866	660	206	31.2%	1,145	944	201	21.3%
PGS	127	—	127	—	149	—	149	—
Subtotal - reproductive health	1,265	925	340	36.8%	1,662	1,313	349	26.6%
Pediatric	509	478	31	6.5%	558	501	57	11.4%
Oncology	—	17	(17)	-100.0%	—	23	(23)	-100.0%
Subtotal - all arrays	1,774	1,420	354	24.9%	2,220	1,837	383	20.8%
Non-array tests	721	539	182	33.8%	261	174	87	50.0%
Total - all tests	2,495	1,959	536	27.4%	2,481	2,011	470	23.4%
Royalties					45	51	(6)	-11.8%
Total revenues					$2,526	$2,062	$464	22.5%
Percentage of arrays	71.1%	72.5%		-1.9%	89.5%	91.3%		-2.0%

	Volumes				Revenues (in 000’s)
	9 Mo’s. ‘15	9 Mo’s. ‘14	# Δ	% Δ	9 Mo’s. ‘15	9 Mo’s. ‘14	$ Δ	% Δ
Prenatal	936	718	218	30.4%	$1,214	$979	$235	24.0%
Miscarriage analysis	2,664	1,816	848	46.7%	3,467	2,676	791	29.6%
PGS	157	—	157	—	189	—	189	—
Subtotal - reproductive health	3,757	2,534	1,223	48.3%	4,870	3,655	1,215	33.2%
Pediatric	1,557	1,488	69	4.6%	1,687	1,505	182	12.1%
Oncology	—	198	(198)	-100.0%	—	180	(180)	-100.0%
Subtotal - all arrays	5,314	4,220	1,094	25.9%	6,557	5,340	1,217	22.8%
Non-array tests	2,125	1,252	873	69.7%	735	367	368	100.3%
Total - all tests	7,439	5,472	1,967	35.9%	7,292	5,707	1,585	27.8%
Royalties					112	118	(6)	-5.1%
Total revenues					$7,404	$5,825	$1,579	27.1%
Percentage of arrays	71.4%	77.1%		-7.4%	89.9%	93.6%		-3.9%

Financial Results

Three Months Ended September 30, 2015 and 2014

Total revenues for the third quarter of 2015 increased 22.5% to $2.53 million from $2.06 million for the third quarter of 2014.  Revenues for the third quarter of 2015 were comprised of $2.48 million of diagnostic services revenue and $45,000 in royalties.  Reproductive health diagnostic test revenue, which includes prenatal microarrays, miscarriage analysis and PGS, increased 27% to $1.7 million and related testing volumes increased 37% to 1,265.  The third quarter 2015 revenue increase was driven primarily by higher test volumes, particularly for miscarriage analysis and PGS, as well as by a 34% increase in quarterly billable customers to 234.

Total operating expenses decreased 8% to $4.2 million for the third quarter of 2015, due primarily to lower general and administrative expenses following the settlement of litigation in early 2015.  The Company did not incur any litigation expenses in the third quarter of 2015, compared with $745,000 incurred during the third quarter of 2014.  The decrease in general and administrative expenses was partially offset by an increase in cost of services related to higher test volumes as well as an increase in sales and marketing expenses related to salesforce expansion.  Gross margin for the third quarter of 2015 was 43.6%, compared with 43.9% for the third quarter of 2014.

As a result of higher revenues and lower operating expenses, the Company’s net loss attributable to common stockholders for the third quarter of 2015 of $1.7 million, or $0.13 per share, improved by $828,000 from a net loss attributable to common stockholders for the third quarter of 2014 of $2.5 million, or $0.23 per share.

Nine Months Ended September 30, 2015 and 2014

Total revenues for the first nine months of 2015 increased 27% to $7.4 million from $5.8 million for the first nine months of 2014.  Revenues for the first nine months of 2015 included $7.3 million in diagnostic services revenue and $112,000 in royalty revenues.

Operating expenses for the first nine months of 2015 decreased by $574,000 from the prior-year period due primarily to a $1.7 million reduction in general and administrative expenses.  The reduction in general and administrative expenses was driven primarily by reduced litigation expenses, which were $114,000 in the 2015 period compared with $2.0 million in the prior year. This was partially offset by increased cost of services related to higher test volumes and increased sales and marketing expenses due to salesforce expansion.  Gross margin was 44.8% for the first nine months of 2015, compared with 44.3% for the first nine months of 2014.

The net loss attributable to common stockholders for the first nine months of 2015 of $6.0 million, or $0.48 per share, improved by $1.1 million from a net loss attributable to common stockholders for the first nine months of 2014 of $7.1 million, or $0.64 per share.  This improvement occurred despite the recognition in the first nine months of 2015 of an $890,000 non-cash, deemed dividend related to the issuance of Series E convertible preferred stock to investors as part of the $4.9 million equity financing completed in February 2015.

The Company reported $5.5 million in cash, cash equivalents and short-term investments as of September 30, 2015, compared with $5.2 million as of December 31, 2014.  The Company used $1.5 million and $4.2 million in cash to fund operating activities during the quarter and nine months ended September 30, 2015, respectively, compared with $2.6 million and $6.6 million to fund operating activities during the comparable 2014 periods, respectively.  The significant decreases in net cash used to fund operating activities for the 2015 periods resulted from lower litigation expenses discussed previously, coupled with improved cash reimbursement of $2.4 million and $7.0 million for the third quarter and nine months ended September 30, 2015, respectively, compared with $2.0 million and $5.4 million in the comparable 2014 periods, respectively.

Conference Call and Webcast

CombiMatrix will hold an investment-community conference call and audio webcast today beginning at 4:30 p.m. Eastern time (1:30 p.m. Pacific time). The conference call dial-in numbers are (866) 634-2258 for domestic callers and (330) 863-3454 for international callers.  A live webcast of the call will be available at http://investor.combimatrix.com/events.cfm

A recording of the call will be available for seven days beginning approximately two hours after the completion of the call by dialing (855) 859-2056 for domestic callers or (404) 537-3406 for international callers, and entering passcode 63945724.  The webcast of the call will be archived for 30 days on the company’s website at http://investor.combimatrix.com/events.cfm.

About CombiMatrix Corporation

CombiMatrix Corporation provides valuable molecular diagnostic solutions and comprehensive clinical support to foster the highest quality in patient care. CombiMatrix specializes in pre-implantation genetic screening, miscarriage analysis, prenatal and pediatric diagnostics, offering DNA-based testing for the detection of genetic abnormalities beyond what can be identified through traditional methodologies. CombiMatrix performs genetic testing utilizing a variety of advanced cytogenomic techniques, including chromosomal microarray analysis, standardized and customized fluorescence in situ hybridization (FISH) and high-resolution karyotyping. CombiMatrix is dedicated to providing high-level clinical support for healthcare professionals in order to help them incorporate the results of complex genetic testing into patient-centered medical decision making. Additional information about CombiMatrix is available at www.combimatrix.com or by calling (800) 710-0624.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations, speak only as of the date hereof and are subject to change. All statements, other than statements of historical fact included in this press release, are forward-looking statements. Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “plans,” “goal,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “could,” “potential,” “continue,” “ongoing,” similar expressions, and variations or negatives of these words and include, but are not limited to, statements regarding projected results of operations and management’s future business, operational and strategic plans, recruiting efforts and test menu expansion. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause our actual results to differ materially and adversely from those expressed in any forward-looking statement. The risks and uncertainties referred to above include, but are not limited to: our ability to successfully expand the base of our customers, add to the menu of our diagnostic tests, develop and introduce new tests and related reports, expand and improve our current suite of services, optimize the reimbursements received for our microarray testing services, and increase operating margins by improving overall productivity and expanding sales volumes; our ability to successfully accelerate sales, steadily increase the size of our customer rosters in all of our genetic testing markets; our ability to attract and retain a qualified sales force in wider geographies; our ability to ramp production from our sales; rapid technological change in our markets; changes in demand for our future services; legislative, regulatory and competitive developments; general economic conditions; and various other factors. Further information on potential factors that could affect our financial results is included in our Annual Report on Form 10-K, Quarterly Reports of Form 10-Q, and in other filings with the Securities and Exchange Commission. We undertake no obligation to revise or update publicly any forward-looking statements for any reason, except as required by law.

Company Contact:	Investor Contact:
Mark McDonough	LHA
President & CEO, CombiMatrix Corporation	Jody Cain
(949) 753-0624	(310) 691-7100
jcain@lhai.com

Tables to Follow

COMBIMATRIX CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share information)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014

Revenues:
Diagnostic services	$2,481	$2,011	$7,292	$5,707
Royalties	45	51	112	118
Total revenues	2,526	2,062	7,404	5,825

Operating expenses:
Cost of services	1,400	1,129	4,028	3,180
Research and development	133	228	352	586
Sales and marketing	1,295	1,191	3,658	3,186
General and administrative	1,249	1,983	4,212	5,956
Patent amortization and royalties	25	28	75	88
Impairment of cost-basis investment	97	—	97	—
Total operating expenses	4,199	4,559	12,422	12,996
Operating loss	(1,673)	(2,497)	(5,018)	(7,171)
Other income (expense):
Interest income	5	7	13	36
Interest expense	(19)	(25)	(59)	(63)
Warrant derivative gains	—	—	—	152
Warrant modification charge	—	—	—	(44)
Total other income (expense)	(14)	(18)	(46)	81
Net loss	$(1,687)	$(2,515)	$(5,064)	$(7,090)

Deemed dividends from modifying / issuing Series E convertible preferred stock	$—	$—	$(890)	$—
Net loss attributable to common stockholders	$(1,687)	$(2,515)	$(5,954)	$(7,090)

Basic and diluted net loss per share	$(0.13)	$(0.23)	$(0.41)	$(0.64)
Deemed dividends from issuing Series E convertible preferred stock	—	—	(0.07)	—
Basic and diluted net loss per share attributable to common stockholders	$(0.13)	$(0.23)	$(0.48)	$(0.64)

Basic and diluted weighted average common shares outstanding	12,680,927	11,063,246	12,389,350	11,018,231

CONSOLIDATED BALANCE SHEET INFORMATION (unaudited):

	September 30,	December 31,
	2015	2014

Total cash, cash equivalents and short-term investments	$5,549	$5,240
Total assets	$9,399	$8,632
Total liabilities	$2,140	$1,512
Total stockholders’ equity	$7,259	$7,120

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